Exhibit 23.3

CONSENT OF DANIELSON CAPITAL, LLC

The Board of Directors

Sandy Spring Bancorp, Inc.

We hereby consent to the use of our firm’s name in the Pre-Effective Amendment No. 1 to Form S-4 Registration Statement of Sandy Spring Bancorp, Inc. (“Sandy Spring”) relating to the registration of shares of Sandy Spring common stock to be issued in connection with the proposed acquisition of Potomac Bank of Virginia. We also consent to the inclusion of our opinion letter dated October 10, 2006 as an Appendix to the Proxy Statement-Prospectus included as part of the Registration Statement, as amended, and to the references to our opinion included in the Proxy Statement-Prospectus.

DANIELSON CAPITAL, LLC
By:	/s/ Arnold G. Danielson

Chairman

December 22, 2006